SECURED PROMISSORY NOTE

                                                            New York, New York
 4,500,000                                                      March 31, 1998

            FOR VALUE RECEIVED, the undersigned, CARE CORPORATION LIMITED, a company incorporated in the British Virgin Islands having principal offices at Abbott Building, P.O. Box 3186, Main Street, Road Town, Tortola, British Virgin Islands ("Payor"), hereby unconditionally promises to pay to COVER-ALL TECHNOLOGIES INC., a Delaware corporation having principal offices at 18-01 Pollitt Drive, Fair Lawn, New Jersey 07410 ("Holder"), in lawful money of the United States of America and in immediately available funds, in accordance with the terms hereof, the principal amount of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000). Principal shall be paid in equal semi-annual installments of $500,000 unless accelerated pursuant to the terms hereof (the "Semi-Annual Payment(s)"). The first Semi-Annual Payment shall be due and payable on September 30, 1998 and Semi-Annual Payments shall continue thereafter on each March 31 and September 30 until paid in full, absent an acceleration. All payments hereunder shall be made by wire transfer to such account as Holder may, from time to time, designate. If Holder fails to designate such account, payment shall be made at the address of Holder set forth herein.

            The last semi-annual installment payable on this Note shall be in an amount sufficient to pay in full the entire unpaid principal of this Note. All obligations of Payor to make payments hereunder are absolute and unconditional and all payments of principal or any other sum due under this Note shall be made without set-off, deduction or counterclaim.

            This Note is being issued and delivered by Payor to Holder in connection with the consummation of the transactions contemplated by that certain Repurchase Agreement of even date herewith (the "Repurchase Agreement") between Payor and Holder. Pursuant to the terms of a Pledge Agreement of even date herewith between Payor and Holder (the "Pledge Agreement"), repayment of this Note is secured by the pledge of, initially, 1,687,500 shares of Cover-All Technologies Inc. common stock, $.01 par value per share (subject to reduction or increase from time to time as provided in Section 3 of the Pledge Agreement) owned by Payor (the "Pledged Shares"), and all dividends, cash, instruments and other property or securities or proceeds from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such Pledged Shares, whether issued by the issuer of the Pledged Shares or otherwise, whether in connection with any tender offer, exchange offer, merger, recapitalization, reorganization or otherwise (the "Collateral"). Holder shall be entitled to all of the benefits set forth in the Pledge Agreement.

            This Note may be prepaid, in whole or in part, at any time by Payor without premium or penalty.

            If any one or more of the following events (hereinafter referred to as "Events of Default") shall have occurred and be continuing: (a) if payment of the principal amount of, and/or any other amount due under, this Note (whether scheduled, by acceleration or otherwise)

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is not paid when due;  (b) if Payor shall (i) admit in writing its  inability to pay its debts as they become due; (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of its property or to the filing of a petition against it under said bankruptcy law; (v) be adjudicated a bankrupt; (vi) have entered against it a court order appointing a receiver, trustee, custodian or other similar official for all or any substantial part of its property, or approving a filing in good faith of a petition filed against it under said bankruptcy law (in both cases without its consent), which court order or filing is not vacated or dismissed within 60 days from its being entered or filed; (vii) allow the assumption of custody or sequestration by a court of competent jurisdiction of all or any substantially part of its property; or
(viii) permit an attachment to be made on any substantial part of its property or assets; or (c) if an Event of Default (as such term is defined in the Pledge Agreement) shall have occurred under the Pledge Agreement, as specified in
Section 9 thereof, and such default shall not have been cured or waived within ten days after notice thereof by Holder to Payor;

then, and in each and every such case, Holder may declare the then outstanding principal amount or any other amount due under this Note to be immediately due and payable and thereupon, such amounts shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and Holder shall be entitled to receive, to the extent lawful, interest at the rate equal to the rate of interest publicly announced from time to time by Citibank, N.A. as its prime rate plus 5% until paid in full on the entire accelerated unpaid amount from the date of acceleration through the date of collection, together with reasonable attorneys' fees and expenses for the collection of such amounts. Holder may also proceed to enforce payment of all obligations of Payor and exercise any or all of the rights and remedies with respect to the security afforded to Holder by the Uniform Commercial Code in effect from time to time in the State of New York (or as in effect from time to time in any and all other applicable jurisdictions), or otherwise.

            No course of dealing between Payor and Holder or any delay on the part of Holder in exercising any rights hereunder shall operate as a waiver of any rights of Holder, except to the extent expressly waived in writing by Holder. No delay or omission by Holder to exercise any right hereunder shall impair any such right or operate as a waiver thereof or of default hereunder nor shall any single or partial exercise thereof preclude any other or future exercise thereof, or the exercise of any other right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law or in equity. Payor hereby waives, demand, notice of presentment, protest, notice of dishonor and protest, rights of extension and any defense by reason of extension of time, estoppel or other indulgences granted by Holder.

            Anything in this Note, the Repurchase Agreement, the Pledge Agreement or any other document to the contrary notwithstanding, Holder agrees to look solely and only to the Collateral for the payment, performance and observance of all of the obligations under this Note, and Holder, for itself and its successors and assigns, hereby expressly waives any rights to enforce

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payment or performance by Payor,  its  subsidiaries or  shareholders,  or its or their shareholders, directors, officers, agents, employees or partners, or to recover damages for any breach of warranty, covenant or agreement of Payor hereunder or thereunder, other than to proceed against the Collateral in the event of any such Event of Default hereunder.

            Any notice, presentation or demand to or upon Payor in respect of this Note may be given or made in writing and shall be deemed to be duly given if delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service to the address set forth above or, if any other address shall at any time be designated for this purpose by Payor in writing to Holder, to such other address.

            The provisions of this Note shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with the laws of the State of New York, excluding rules relating to conflicts of law.

            Any suit, action or proceeding against any party hereto with respect to this Note, including all matters of construction, validity and performance hereof, or any judgment entered in any court in respect hereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York and each party thereto hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the other.

            Payor hereby irrevocably appoints Gardere & Wynne, L.L.P. as its agent for receipt of service of process from Holder or any of its successors or assigns in respect of any matter relating to or in connection with this Note and the transactions contemplated hereby including, but not limited to, all matters of construction, validity and performance of this Note. Payor hereby agrees that service upon it shall be effective if made by notice to Gardere & Wynne, L.L.P., 1601 Elm Street, Suite 3000, Dallas, Texas 75201, Attention Alan J. Perkins, Esq.

            If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

            No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Holder, and then only to the extent set forth in said writing, nor shall any such modification or waiver be applicable except in the specific instance for which it is given.



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            IN WITNESS WHEREOF, Payor has duly executed this Note on the day and year first above written.

                            CARE CORPORATION LIMITED


                                          By:
Mark Johnston                             Name:
Director                                  Title:

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